Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, par value NIS 0.01 per share, of Ceragon Networks Ltd., and further agree that this Joint Filing Agreement be included as Exhibit 99.1.

In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of June 13, 2024.

/s/ Michael Zisapel

Michael Zisapel

/s/ Klil Zisapel

Klil Zisapel